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                                                                     Exhibit 12(b)

                            Entergy Gulf States, Inc.
                Computation of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                                          1998     1999     2000      2001     2002
Fixed charges, as defined:
  Total Interest charges                                                $178,220 $153,034  $158,949 $174,368 $144,840
  Interest applicable to rentals                                          16,927   16,451    18,307   18,520   16,483
                                                                        ---------------------------------------------

Total fixed charges, as defined                                          195,147  169,485   177,256  192,888  161,323

Preferred dividends, as defined (a)                                       32,031   29,355    15,742   13,017    6,190
                                                                        ---------------------------------------------

Combined fixed charges and preferred dividends, as defined              $227,178 $198,840  $192,998 $205,905 $167,513
                                                                        =============================================

Earnings as defined:

Income (loss) from continuing operations before extraordinary items and
  the cumulative effect of accounting changes                            $46,393 $125,000  $180,343 $179,444 $174,078
  Add:
    Income Taxes                                                          31,773   75,165   103,603   82,038   65,997
    Fixed charges as above                                               195,147  169,485   177,256  192,888  161,323
                                                                        ---------------------------------------------
Total earnings, as defined (b)                                          $273,313 $369,650  $461,202 $454,370 $401,398
                                                                        =============================================

Ratio of earnings to fixed charges, as defined                              1.40     2.18      2.60     2.36     2.49
                                                                        =============================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                            1.20     1.86      2.39     2.21     2.40
                                                                        =============================================

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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